Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2022 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Data from Three Clinical Programs Expected in 2023

•	Enrollment Completed in Phase 2b VOYAGE Study of VK2809 for NASH and Fibrosis; Data Expected in 2Q 2023

•	Phase 1 Study of Dual GLP-1/GIP Agonist VK2735 Continues; Data Expected in 1Q 2023

SAN DIEGO, February 8, 2023 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2022, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended December 31, 2022, and Other Recent Events:

“Our progress throughout 2022 has positioned Viking for an exciting year in 2023, and we expect to report data from all three of our active clinical programs this year,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “With respect to our lead compound, VK2809 for the treatment of NASH and fibrosis, we have completed enrollment in our Phase 2b VOYAGE trial, and we expect to report initial data, including the trial’s primary endpoint, in the second quarter of 2023.  The Phase 1 study evaluating our dual-agonist compound, VK2735, continues to progress and we expect to report the initial data from this study later this quarter.  Finally, our Phase 1b trial evaluating VK0214 in X-ALD patients continues to enroll and we expect to report data from this trial later this year.  Importantly, we are starting the year with a strong cash position of approximately $155 million, providing an operating runway that extends beyond the key milestones for our clinical programs.”

Pipeline and Corporate Highlights

•

Enrollment Completed for VK2809 Phase 2b VOYAGE Study for NASH and Fibrosis; Data Expected in 2Q 2023. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue as well as the beta isoform of the receptor. The compound has demonstrated encouraging therapeutic potential in liver disorders, producing significant reductions in liver fat and plasma lipids in non-alcoholic fatty liver disease (NAFLD) patients with elevated lipids.

The company’s prior 12-week Phase 2a trial of VK2809 in patients with hypercholesterolemia and NAFLD successfully achieved both its primary and secondary endpoints, demonstrating significant reductions in liver fat and plasma lipids. Patients treated with VK2809 experienced up to 60% mean relative reductions in liver fat content, and 88% of patients receiving VK2809 experienced at least a 30% reduction in liver fat content. The observed reductions in liver fat were durable, with the majority of patients remaining responders four weeks after completion of dosing. The study also demonstrated a promising safety and tolerability profile for VK2809. No serious adverse events (SAEs) were reported, and the rate of gastrointestinal disturbances such as nausea and diarrhea was lower among VK2809 treated vs. placebo patients. Further, patients treated with VK2809 experienced a reduction in plasma lipids. The elevation of such lipids, including LDL-cholesterol, triglycerides and atherogenic proteins, have been correlated with increased cardiovascular risk. The company believes that the lipid lowering characteristics of VK2809, combined with its safety, excellent tolerability, significant liver-fat reduction and oral dosing, distinguish it from other drugs in development for this indication and strengthen its position as a best-in-class therapeutic.

Following the successful completion of the Phase 2a study, Viking initiated the VOYAGE study, a Phase 2b study designed to evaluate VK2809 in patients with non-alcoholic steatohepatitis (NASH) and fibrosis.  VOYAGE is a randomized, double-blind, placebo-controlled, multicenter, international trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis. The target population includes patients with at least 8% liver fat content as measured by magnetic resonance imaging proton density fat fraction, as well as F2 and F3 fibrosis. Up to 25% of patients may have F1 fibrosis provided that they also possess at least one additional risk factor. The primary endpoint of the study will evaluate the change in liver fat content from baseline to Week 12 in patients treated with VK2809 as compared to patients receiving placebo. Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment.

Enrollment of the Phase 2b VOYAGE trial was completed in 4Q 2022.  The company expects to report topline results, including the trial’s primary endpoint, during the second quarter of 2023.

•

Phase 1 Study Evaluating Dual GLP-1/GIP Agonist VK2735 Ongoing; Data Expected in 1Q 2023. In 2022, Viking announced the initiation of a Phase 1 clinical trial of VK2735 for the potential treatment of various metabolic disorders such as obesity, NASH, and certain rare disorders.  Developed internally at Viking, VK2735 is a dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP, receptor.

Initial data from this program, presented at the 2021 annual meeting of The Obesity Society, demonstrated that GIP receptor activity improved upon the metabolic effects achieved through activation of the GLP-1 receptor alone. Specific findings highlighted during the meeting were significant improvements in weight loss, glucose control and insulin sensitivity among diet-induced obese mice following treatment with the company’s compounds as compared to a GLP-1 mono-agonist, when administered at the same dose for the same period of time. VK2735 treated animals also demonstrated reductions in liver fat content that were generally larger than those observed among animals treated with a GLP-1 mono-agonist.

The ongoing Phase 1 trial is a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) study. The SAD portion of the study evaluated VK2735 in healthy adults, while the MAD portion of the study is enrolling healthy adults with a minimum body mass index of 30 kilograms per meter squared. The primary objectives of the study include an evaluation of the safety and tolerability of single and multiple doses of VK2735 delivered subcutaneously, as well as the identification of doses suitable for further clinical development. The trial will also evaluate the pharmacokinetics of VK2735 following single and multiple doses. Exploratory pharmacodynamic assessments include evaluations of changes in body weight and liver fat content after four weeks of once-weekly administration.

During the fourth quarter, enrollment in this trial continued, and we expect to report initial results from the study in the first quarter of 2023.

•

Phase 1b Study of VK0214 in X-ALD Continues to Enroll; Data Expected in 2H23. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

In 2021, Viking announced the results from a Phase 1 study of VK0214 in healthy volunteers.  The study successfully achieved its primary and secondary endpoints as VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with anticipated once daily dosing. VK0214 demonstrated encouraging safety and tolerability in this study, with no SAEs observed and no differences reported for gastrointestinal side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo. After 14 days of treatment, subjects who received VK0214 also experienced reductions in LDL-cholesterol, triglycerides, apolipoprotein B and lipoprotein (a). Many of these lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on lipid assessments.

Following completion of the Phase 1 study, the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD. AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once-daily for 28-days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

This Phase 1b study continues to enroll, and the company expects to report the initial results in 2H23.

•

Strong balance sheet to support advancement of clinical programs into late stage development. Viking ended the fourth quarter and full year 2022 with $155 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events:

SVB Securities Global BioPharma Conference

Virtual

February 13 – 16, 2023

35th Annual Roth Conference

Laguna Niguel, CA

March 12 – 14, 2023

Oppenheimer 33rd Annual Healthcare Conference

Virtual

March 13 – 15, 2023

22nd Annual Needham Healthcare Conference

Virtual

April 17 – 20, 2023

Fourth Quarter and Full-Year 2022 Financial Highlights

Fourth Quarter Ended December 31, 2022 and 2021

Research and development expenses for the three months ended December 31, 2022 were $16.2 million compared to $9.8 million for the same period in 2021. The increase was primarily due to increased expenses related to pre-clinical studies, manufacturing for the company’s drug candidates, clinical studies, stock-based compensation, and salaries and benefits, partially offset by decreased expenses related to third-party consultants.

General and administrative expenses for the three months ended December 31, 2022 were $4.1 million compared to $2.7 million for the same period in 2021. The increase was primarily due to increased expenses related to legal services, stock-based compensation, and salaries and benefits, partially offset by decreased expenses related to third-party consultants.

For the three months ended December 31, 2022, Viking reported a net loss of $19.6 million, or $0.26 per share, compared to a net loss of $12.4 million, or $0.16 per share, in the corresponding period in 2021. The increase in net loss and net loss per share for the three months ended December 31, 2022 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, compared to the same period of 2021.

Twelve Months Ended December 31, 2022 and 2021

Research and development expenses for the year ended December 31, 2022 were $54.2 million compared to $45.0 million for the same period in 2021. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, pre-clinical studies, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to third-party consultants and clinical studies.

General and administrative expenses for the year ended December 31, 2022 were $16.1 million compared to $10.7 million for the same period in 2021. The increase was primarily due to increased expenses related to legal services, stock-based compensation, salaries and benefits and insurance, partially offset by decreased expenses related to professional fees and third-party consultants.

For the year ended December 31, 2022, Viking reported a net loss of $68.9 million, or $0.90 per share, compared to a net loss of $55.0 million, or $0.71 per share, in the corresponding period in 2021. The increase in net loss and net loss per share for the year ended December 31, 2022 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously.

Balance Sheet as of December 31, 2022

At December 31, 2022, Viking held cash, cash equivalents and short-term investments of $155 million, compared to $202 million as of December 31, 2021.

Conference Call

Management will host a conference call to discuss the company’s fourth quarter and full-year 2022 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until February 15, 2023 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 8094886. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	16,178	9,847	54,234	44,981
General and administrative	4,105	2,663	16,121	10,701
Total operating expenses	20,283	12,510	70,355	55,682
Loss from operations	(20,283)	(12,510)	(70,355)	(55,682)
Other income (expense):
Amortization of financing costs	(8)	(12)	(59)	(18)
Interest income, net	732	159	1,589	703
Realized loss on investments, net	—	—	(42)	—
Foreign exchange gain	—	7	—	7
Total other income, net	724	154	1,488	692
Net loss	(19,559)	(12,356)	(68,867)	(54,990)
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on securities	518	(379)	(295)	(495)
Foreign currency translation gain (loss)	141	—	(258)	—
Comprehensive loss	$(18,900)	$(12,735)	$(69,420)	$(55,485)

Basic and diluted net loss per common share	$(0.26)	$(0.16)	$(0.90)	$(0.71)
Weighted-average shares used to compute basic and diluted net loss per share	76,587	78,058	76,834	77,198

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,632	$26,371
Short-term investments – available for sale	118,853	175,732
Prepaid clinical trial and preclinical study costs	8,144	7,806
Prepaid expenses and other current assets	3,411	619
Total current assets	167,040	210,528
Right-of-use assets	1,418	25
Deferred financing costs	38	76
Deposits	33	33
Total assets	$168,529	$210,662
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,529	$1,444
Other accrued liabilities	13,114	7,305
Lease liability, current	304	29
Total current liabilities	21,947	8,778
Lease liability, net of current portion	1,260	—
Total long-term liabilities	1,260	—
Total liabilities	23,207	8,778
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2022 and December 31, 2021; no shares issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2022 and December 31, 2021; 78,257,258 and 78,248,401 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	445,267	425,614
Accumulated deficit	(292,049)	(223,182)
Accumulated other comprehensive loss	(1,102)	(549)
Treasury stock at cost, 2,193,251 shares at December 31, 2022, no shares at December 31, 2021	(6,795)	—
Total stockholders’ equity	145,322	201,884
Total liabilities and stockholders’ equity	$168,529	$210,662

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com